Exhibit 99.1
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                                  PRESS RELEASE
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New York - March 15, 2004/PR Newswire-First Call/--Levcor International, Inc.
(OTC BB: LEVC.OB) today announced that based upon a third party goodwill impairment evaluation conducted in connection with the fiscal 2003 audit, the Company recorded a $5,367,000 charge to fiscal 2003 earnings to reflect the impairment of goodwill associated with the Textile division. The impairment was as a result of losses in the Textile division during 2003. As a result of the charge, the Company's 2003 pre-tax loss totaled $5,479,000 and net loss applicable to common stock totaled $6,114,000 or $1.20 per share.

During 2003, the Textile division results were adversely affected by ongoing competitive pressures in the fabric converting industry, including reduced margins and significant foreign competition. As a result, the Company took steps to transition the focus of its Textile division from fabric converting to garment manufacturing, which the Company believes offers greater potential for growth. The Company also initiated a series of cost savings initiatives in the Textile division, including a reduced headcount in an effort to achieve future improved results.

The Company stated its fiscal year audited financial statements would be timely announced later this month.

Levcor International, Inc. operates a textile business that produces fabrics and garments for sale in the apparel industry and manufactures, packages and distributes a line of buttons and other craft products for sale in the home sewing and craft retail industry. The Company sells its products to customers primarily in the United States and also has distribution in Canada and Europe.

This press release includes statements regarding the intent and belief or current expectations of the Company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, future revenue opportunities, development and growth of the Company's garment manufacturing business, the future growth of the Company's customer base and strategic and distribution relationships, future capital, marketing and sales force needs, the possible acquisition of complementary products and businesses, and other risks and uncertainties that may be detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


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